Company Contacts:	Investor Relations:
Bob Marbut, Chairman & Co-CEO	Amy Glynn, CFA
Roni Chaimovski, Vice-Chairman & Co-CEO	Cameron Associates
Don Neville, CFO	Phone: (212) 554-5464
Argyle Security, Inc.	amy@cameronassoc.com
Phone: (212) 245-2700 (NY)
Phone: (210) 828-1700 (TX)
Phone: 001-972-545-212-911 (Tel Aviv)

Media Relations:
Deanne Eagle
Cameron Associates
Phone: (212) 554-5463
deanne@cameronassoc.com

ARGYLE SECURITY, INC. APPOINTS LLOYD E. CAMPBELL
AND WALTER J. KLEIN TO BOARD OF DIRECTORS

San Antonio, TX – January 29, 2008 – Argyle Security, Inc. (OTC BB:ARGL), (“Argyle”) a service and solutions provider in the physical electronic security industry, announced today that it has appointed two new independent directors to its Board of Directors: Lloyd E. Campbell and Walter J. Klein. Mr. Campbell will serve as Chair of the Nominating and Governance Committee and Mr. Klein will serve as Chair of the Audit Committee. With the addition of Messrs. Klein and Campbell, Argyle’s Board will be expanded from four directors to six directors, four of whom are independent.

Bob Marbut, Chairman and Co-CEO of Argyle Security, commented, “We are very pleased to announce the appointment of Lloyd and Wally to Argyle’s Board, as we have been working hard to identify additional qualified, independent directors. Both Lloyd and Wally have a wealth of relevant experience and knowledge, and we look forward to benefitting from their expertise. In particular, Lloyd’s successful track record in the capital markets will be instrumental in supporting our integrated buildup growth strategy. Wally also has a strong financial background, in addition to two decades of experience at an organization with a broad international reach. Both have valuable experience as directors of successful public companies.”

Roni Chaimovski, Vice-Chairman and Co-CEO of Argyle Security, added, “In addition to the appointments we announced today, John (“Chip”) Smith will serve as Chair of the Compensation Committee, and Gen.Wesley Clark will serve as Chair of the Executive Committee. Combined, the independent members of our Board of Directors are outstanding and talented individuals who we know will serve Argyle well, as we seek to grow the Company and maximize value for our shareholders.”

Lloyd E. Campbell, 50, currently serves as a Managing Director of Rothschild North America, Inc., the U.S.-based asset management, investment banking, real estate advisor and brokerage “arm” of U.K. financial services provider, N M Rothschild & Sons. Previously, Mr. Campbell was at Credit Suisse First Boston, from 1985 through 2001. He was a Managing Director in the Private Finance Group, which focused on senior and mezzanine debt for large and mid-cap companies. Mr. Campbell began his career at Teachers Insurance (“TIAA”) in 1980. Additionally, Mr. Campbell currently serves on the Boards of Guardian Life Insurance, Spartech Corporation and the Georgetown University Board of Regents. He has a B.S. in Business Administration from Georgetown University and an M.B.A. from Wharton School of the University of Pennsylvania.

Walter J. Klein, 61, is retired, and currently serves on the Board of Spartech Corporation, as Chair of its Audit Committee. From 1981 through 2002, he worked at Stepan Company, most recently as Vice President of Finance. Stepan Company, a producer of specialty and intermediate chemicals, has more than $1 billion in revenues and is listed on the NYSE. The company has operations in the U.S., Mexico, Columbia, France, Germany, the United Kingdom and the Philippines. Mr. Klein began his financial career at Arthur Anderson LLP in 1978. He has a B.B.A. and an M.B.A. from Loyola University, and is a Certified Public Accountant.

About Argyle Security, Inc.

Formed in 2005 and headquartered in San Antonio, TX, Argyle Security’s goal is to become a leading global provider of services and solutions in the physical electronic security industry through an integrated buildup strategy. Argyle’s channel focus is Video Surveillance, Access Control, Perimeter Protection, Intrusion Protection, Fire Detection and Threat Analysis, serving selected commercial, governmental and residential markets.

In July 2007, Argyle acquired ISI, which is comprised of three rapidly growing service and solution provider business units in the physical security industry: ISI Detention Contracting (“ISI-Detention”), Metroplex Control Systems (“MCS-Detention”), and Metroplex Commercial Fire and Security Alarms (“MCS-Commercial”). ISI Detention is one of the nation’s largest providers of detention equipment products and service solutions. MCS-Detention and MCS-Commercial specialize in turnkey, electronic security systems for facilities that include unique engineering competencies and proprietary software products for the correctional and commercial markets. ISI was founded in 1976.

Please visit www.argylesecurity.com or www.isisecurity.com for additional information on Argyle Security and ISI.

Safe Harbor

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect," "anticipate," "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.